Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Preliminary Statement of Additional Information dated May 22, 2024 and included in this Pre-Effective Amendment No. 3 to the Registration Statement (Form N-2, File No. 333-276309) of StepStone Private Credit Income Fund (the “Registration Statement”).

We also consent to the use of our report dated May 22, 2024, with respect to the financial statements of StepStone Private Credit Income Fund as of April 25, 2024 and for the period from December 18, 2023 (inception) to April 25, 2024, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

May 22, 2024